As filed with the Securities and Exchange Commission on November 26, 2008.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	13-2626465
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1400 Douglas Street
Omaha, NE	68179
(Address of Principal Executive Offices)	(Zip Code)

Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation

Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation

(Full title of plans)

JAMES J. THEISEN, JR.

Assistant General Counsel

UNION PACIFIC CORPORATION

1400 Douglas Street

Omaha, NE 68179

(402) 544-5777

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation Deferred Compensation Obligations	$45,000,000	100%	$45,000,000	$1,768.50
Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$786.00
Total	$65,000,000	100%	$65,000,000	$2,554.50

(1)

The Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation and the Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation are unfunded, unsecured obligations of Union Pacific Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation and the Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation.

(2)	Estimated solely for purposes of calculating the registration fee.
(3)	Calculated pursuant to Rule 457(o).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing such information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed previously by the Union Pacific Corporation (“the Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

For purposes of this Registration Statement, any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements and financial statement schedule incorporated by reference in this Registration Statement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the Company’s adoption, in 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 4.	Description of Securities.

This Registration Statement registers $65,000,000 of Deferred Compensation Obligations to be offered to certain eligible employees of the Company. The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation (the “Deferral Plan”) and the Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation (the “Supplemental Thrift Plan”) (together, the “Plans”).

Under the terms of the Deferral Plan, a plan participant (the “Participant”) may elect to defer all or a portion of any bonus compensation award granted under the Company’s executive incentive plan (an “Award Account”). A participant may elect to receive his Award Account (including amounts credited or debited with respect thereto) at either (i) a date certain or (ii) a separation from service.

Under the terms of the Supplemental Thrift Plan, a Participant may elect to defer amounts equal to from 2% to 75% of base salary through payroll reductions to be credited to an account (an “Account”). The Company credits an additional amount equal to 50 cents of each dollar a Participant elects to defer to the Supplemental Thrift Plan for a pay period up to 6% of the Participant’s base salary. A Participant receives his Account (including amounts credited or debited with respect thereto) upon his separation from service.

A Participant allocates his Award Account and/or his Account among various measurement fund alternatives. Measurement fund alternatives for the Deferral Plan, which may include a company stock fund alternative, are determined in accordance with, and subject to the rules and procedures from time to time established by, the committee of directors designated by the Board of Directors of the Company (the “Board”) to administer and interpret the Deferral Plan (“the Committee”). Measurement fund alternatives for the Supplemental Thrift Plan, which may include a company stock fund alternative, are determined by the Named Fiduciary-Plan Administration. The Obligations represent the Company’s obligation to pay an amount equal to the sum of each Participant’s Award Account and/or Account, adjusted by amounts credited or debited to such Participant based on the reported investment performance of the selected measurement fund alternatives, less all distributions made to such Participant or his beneficiary pursuant to the Plans.

A Participant may elect to have his Award Account and/or his Account paid to him in accordance with one of the following forms: (i) a single lump sum distribution; (ii) annual installments over a period not to exceed fifteen years; or (iii) a single lump-sum distribution at a specified future date not to exceed fifteen years from the Participant’s separation from service.

The Committee has the power to administer and interpret the Deferral Plan and the Named Fiduciary-Plan Administration has the power to administer and interpret the Supplemental Thrift Plan. The Obligations are unassignable and non-transferable. No benefit or interest in the Plans is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

The Board may from time to time amend, suspend or terminate the Plans in whole or part. However, except with the consent of the Participant, no amendment shall operate to reduce the accrued benefit of any Participant at the time the amendment is adopted.

Item 5.	Interests of Named Experts and Counsel.

An opinion stating that the Obligations registered hereunder, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company has been rendered to the Company on November 26, 2008 by James J. Theisen, Jr., Esq., Assistant General Counsel of the Company. Mr. Theisen owns approximately 3,574 shares of Company common stock, holds 3,534 performance stock units (subject to performance and time-based vesting conditions) and holds options to purchase 13,530 additional shares of Company common stock. Mr. Theisen is eligible to participate in the Deferral Plan.

Item 6.	Indemnification of Directors and Officers.

The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company’s By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

The Company’s Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number		Exhibit

5	-	Opinion of James J. Theisen, Jr., Esq.

23.1	-	Consent of Deloitte & Touche LLP

23.2	-	Consent of James J. Theisen, Jr., Esq. (included in Exhibit 5 above)

24	-	Powers of Attorney

Item 9.	Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 26th day of November, 2008.

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Assistant General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 26th day of November, 2008, by the following persons in the capacities indicated.

Signature	Title

/s/ James R. Young (James R. Young)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert M. Knight, Jr. (Robert M. Knight, Jr.)	Executive Vice President – Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey P. Totusek (Jeffrey P. Totusek)	Vice President and Controller (Principal Accounting Officer)

Andrew H. Card, Jr.	Director	)	By:	/s/ Thomas E. Whitaker
Erroll B. Davis, Jr.	Director	)		(Thomas E. Whitaker
Thomas J. Donohue	Director	)		as Attorney-in-Fact)
Archie W. Dunham	Director	)
Judith Richards Hope	Director	)
Charles C. Krulak	Director	)
Michael R. McCarthy	Director	)
Michael W. McConnell	Director	)
Thomas F. McLarty III	Director	)
Steven R. Rogel	Director	)

INDEX TO EXHIBITS

Exhibit Number		Exhibit

5	-	Opinion of James J. Theisen, Jr., Esq.

23.1	-	Consent of Deloitte & Touche LLP

23.2	-	Consent of James J. Theisen, Jr., Esq. (included in Exhibit 5 above)

24	-	Powers of Attorney